Exhibit 99.1

NEWS RELEASE for September 23, 2004
Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       888 319 6962
         michaelm@allencaron.com            e.friedman@chemintl.com

              INTEGRATED BIOPHARMA COMPLETES HAUSER CRO ACQUISITION

HILLSIDE, NJ (September 23, 2004) ... Integrated BioPharma Inc (AMEX:INB), announced today that its newly-formed subsidiary (InB/Hauser) completed the purchase of substantially all of the assets of Hauser Technical Services, Inc (dba Hauser CRO), including substantially all of its laboratories, development and manufacturing facilities and equipment; its intellectual property, including that related to Paclitaxel and other taxanes, goodwill, professional staff and certain of its ongoing contracts. As part of the transaction InB/Hauser also acquired Hauser's rights under a prior contract to receive royalties and other payments from INB's subsidiary, Paxis Pharmaceuticals (Paxis) for Hauser intellectual property used by Paxis' in the manufacture of Paclitaxel. Paclitaxel is the first commercial product from Paxis and it was launched earlier this summer.

INB CEO E. Gerald Kay noted, "Hauser CRO was the original supplier of Paclitaxel used by Bristol-Myers Squibb for its commercial launch of Taxol more than ten years ago. Our purchase of this business strengthens our presence in the pharmaceutical industry and accelerates our ability to become a significant life sciences company with in-house capability to develop other specialty active pharmaceutical ingredients (APIs) as well as proprietary technologies for other INB companies and third-party clients. The acquisition supports our previously announced strategic plan to diversify through acquisition of related businesses."

INB CFO Eric Friedman commented, " We saw that Hauser CRO achieved nearly $7.0 million in total revenues in 2002, which produced nearly $1.0 million in operating income. Its performance then fell apparently due to problems of its then parent company. Under the INB umbrella we will provide the financial stability and market presence necessary to support current client activities and convince new and returning clients to again rely on Hauser CRO for the laboratory and chemistry expertise they need. We are encouraged by our early efforts to communicate our plans to all former and potential clients that the Hauser CRO is on solid footing and planning for the future." Hauser CRO is a world leader in the extraction, isolation, purification and synthetic modification of natural products from plant, marine and microbial sources. Hauser CRO provides research, process development, analytical services, manufacturing, compliance services and consulting to produce compounds from natural raw materials for the pharmaceutical, dietary supplement and fine chemical industries.

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Additionally, Hauser CRO is experienced at making milligram to multi-kilogram quantities of development candidates, natural and synthetic intermediates and API's for pre-clinical R&D and all phases of clinical trials and commercial use. Hauser CRO has a proven track record in assisting clients with problem-solving expertise well beyond the initial drug discovery stage. In addition, Hauser CRO is the world leader in supplying analytical standards of paclitaxel and related taxanes.

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology. INB's pharmaceutical subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs.
INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's reports filed with the Securities and Exchange Commission.